SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2014

Xzeres Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-54742	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9025 SW Hillman Court, Suite 3126	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-388-7350

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September, 2014, Steve Shum resigned as our CFO and assumed the role as our COO. There was no disagreement with us on any matter related to our operations, policies or practices. In addition, Mr. Shum will continue to serve as a director. Under his new management role, Mr. Shum will focus on strategic initiatives, general operations, as well as support key sales activities around the world..

Also on September 8, 2014, we appointed R. Michael Williams to serve as our CFO. Mr. Williams, has an extensive background in manufacturing and distribution. Most recently, from September 2013 to August 2014, Mr. Williams served as CFO of Dr. Bott, LLC, an authorized Apple® accessory distributor. From 2008 to 2012, Mr. Williams was CFO of Silver Eagle Manufacturing Company and prior to this he served as VP of Finance at HemCon Medical Technologies from 2004 to 2008. He is a certified public accountant licensed in Oregon, CMA and CGMA. In 1984, he received his bachelor degree in Business Administration from Oregon State University and in 1991 received his masters’ degree in Business Administration from the University of Portland. He is a member of the AICPA, FEI, IMA and OrSCPA.

We asked Mr. Williams to become our CFO as a result of his 30 years of experience in accounting and serving as CFO of companies in the manufacturing and distribution sectors.

There have not been any material financial relationships or transactions between us and Mr. Williams.

There is no familial relationship between Mr. Williams and any of our existing officers or directors.

Mr. Williams’ compensation will be $135,000 in annual salary and he will be issued Stock Options as described in his employment agreement. Mr. Williams’ employment agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement – Michael Williams
99.1	Press Release dated September 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xzeres Corp.

/s/ Frank Greco

Frank Greco
President

Date: September 8, 2014

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